AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


     This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO International Funds, Inc. a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser") as of the 28th day of February, 1997 (the "Agreement").


                                   WITNESSETH:

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a diversified, open-end management investment company and has multiple classes of shares which are divided into several series, each representing an interest in a separate portfolio of investments; and

     WHEREAS, the Fund and the Adviser are affiliated companies; and

     WHEREAS, the Fund and the Adviser desire to modify certain of the terms and conditions set forth in the Agreement in order to have the Adviser perform investment advisory, statistical research and certain administrative and clerical services with respect to the management of the assets of the Fund's allocable to the INVESCO Global Growth Fund ("Global Growth") and the Adviser is willing and able to perform such services on the terms and conditions set forth in the Agreement.

     WHERAS, effective as of October 21, 2002, the Fund changed its name to INVESCO Global & International Funds, Inc.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Fund's assets allocable to Global Growth to the same extent as if Global Growth was to be added to the definition of "Portfolios" as utilized in the Agreement. Furthermore, Global Growth shall pay the Adviser a fee for services provided to Global Growth by the Advisor under the Agreement as follows:

     For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an advisory fee which will be computed on a daily basis and paid as of the last day of each month, using for each daily calculation, the most recently determined net asset value ("NAV") of Global Growth, as determined in accordance with Global Growth's prospectus and/or statement of additional information. As full compensation for its advisory services to Global Growth, the Adviser receives a monthly fee from Global Growth. The fee is calculated at the annual rate of 1.00% of the Portfolio's average NAV; and

     The name of the Fund is "INVESCO Global & International Funds, Inc."

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of November, 2002.


                              INVESCO INTERNATIONAL FUNDS, INC.

                         By: /s/Mark H. Williamson
                             -----------------------------
                             Mark H. Williamson, President

ATTEST:
/s/Glen A. Payne
-------------------------
Glen A. Payne, Secretary
                              INVESCO FUNDS GROUP, INC.

                           By: /s/Ronald L. Grooms
                               ------------------------
                               Ronald L. Grooms, Senior
                               Vice President
ATTEST:
/s/Glen A. Payne
-------------------------
Glen A. Payne, Secretary